INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

NOTICE

Subsequent to the original issuance of this press release on February 28, 2017, developments caused the need to update certain contents.  This updated and revised press release fully restates the original press release incorporating the changes outlined below.

On March 8, 2017, we reached an agreement to settle litigation that was pending as of December 31, 2016, giving rise to a recognized subsequent event resulting in an increase of $7,000,000 in other general and administrative expenses for the fourth quarter and full year ended December 31, 2016. As a result, net earnings were reduced by $4,270,000 and diluted earnings per share were reduced by $0.04 for both the fourth quarter and full year ended December 31, 2016.  U.S. markets and consolidated adjusted EBITDA were each reduced by $7,000,000 for the same periods.

The Fourth Quarter/Year-End 2016 Earnings Conference Call recording available on our website does not reflect the impacts of the updates and revisions contained herein.

AMC Entertainment Holdings, Inc. Announces

Record Fourth Quarter and Year-End 2016 Results

Transformative 2016 vaults AMC to #1 in the U.S., in Europe and in the world

LEAWOOD, KANSAS - (Revised March 10, 2017) — AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), the largest theatrical exhibition company in the U.S., in Europe and in the world, and an industry leader in innovation and operational excellence, today reported results for the fourth quarter and year ended December 31, 2016.

Highlights for the fourth quarter ended December 31, 2016 include the following:

•                  AMC set fourth quarter records for the three months ended December 31 period for all revenue categories:  admissions, food and beverage and other.

•                  Total revenues increased 18.1% to $926.1 million compared to total revenues of $783.9 million for the three months ended December 31, 2015.

•                  Admissions revenues increased 18.1% to $588.9 million compared to $498.7 million for the same period a year ago.

•                  Food and beverage revenues increased 16.6% to $282.5 million, compared to $242.3 million for the quarter ended December 31, 2015.

•                  Net earnings decreased 30.4% to $29.0 million and diluted earnings per share (“diluted EPS”) decreased 31.0% to $0.29 compared to $41.6 million and $0.42, respectively, for the three months ended December 31, 2015.  Included in net earnings for the fourth quarter were approximately $22.8 million of after-tax merger and acquisition expenses and a one-time $19.0 million tax benefit related to tax positions associated with prior acquisitions.

•                  Adjusted EBITDA(1) increased 17.9% to $181.6 million compared to $154.0 million for the three months ended December 31, 2015.

•                  Results for the 2016 fourth quarter include the contribution from two acquisitions completed during the quarter.  On November 30, 2016, AMC completed the transaction to acquire Odeon & UCI Cinemas Holdings Ltd., and on December 21, 2016, AMC completed the transaction to acquire Carmike Cinemas, Inc.

“AMC’s laser-like focus on the priorities that drive considerable growth is what differentiates us, and what has established AMC as the clear and undisputed leader among movie-theatre operators,” said Adam Aron, AMC Chief Executive Officer and President. “Our innovations with powered recliner seats, enhanced food and beverage initiatives and the expansion of premium large format offerings, combined with AMC’s world class marketing efforts, has created industry defining guest experiences and engagement. In concert with a prudent and opportunistic acquisition strategy, 2016 resulted in the successful acquisition of Odeon, Europe’s largest movie exhibitor, and Carmike Cinemas, the nation’s then fourth largest domestic exhibitor, and presented AMC with the opportunity to acquire Nordic Cinema Group, announced in January of 2017.  AMC has never been better positioned to leverage our proven strategic initiatives across a growing platform both here in the U.S. and across the globe.”

Highlights for the year ended December 31, 2016 include the following:

•                  AMC set records for the twelve months ended December 31 period for all revenue categories:  admissions, food and beverage and other.

•                  Total revenues exceeded $3 billion for the first time, increasing 9.8% to $3.2 billion compared to total revenues of $2.9 billion for the twelve months ended December 31, 2015.

•                  Admissions revenues exceeded $2 billion for the first time, increasing 8.3% to $2.0 billion compared to $1.9 billion for the twelve months ended December 31, 2015.

•                  Food and beverage revenues exceeded $1 billion for the first time, increasing 12.0% to $1.0 billion, compared to $910.1 million for the twelve months ended December 31, 2015.

•                  Net earnings increased 7.5% to $111.7 million and diluted EPS increased 6.6% to $1.13 compared to $103.9 million and $1.06, respectively, for the twelve months ended December 31, 2015.

•                  Adjusted EBITDA(1) grew 12.2% to $602.0 million compared to $536.5 million for the twelve months ended December 31, 2015.  Adjusted EBITDA for 2015 benefited from an $18.1 million gain related to the termination of a post-retirement health benefit plan.  Excluding this gain in the prior year period, Adjusted EBITDA growth for 2016, compared to 2015 was approximately 16.1%.

CFO Commentary

Commentary on the quarter by Craig Ramsey, AMC’s Executive Vice President and Chief Financial Officer, is available at http://investor.amctheatres.com.

Dividend

On November 2, 2016, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended September 30, 2016, which was paid on December 19, 2016, to shareholders of record as of December 5, 2016. The total dividends paid in the fourth quarter of 2016 were approximately $20.5 million.

On February 14, 2017, the Company declared a regular quarterly dividend of $0.20 per share for the quarter ended December 31, 2016, which is payable on March 27, 2017, to shareholders of record on March 13, 2017.

Recent Acquisition Announcements

Nordic Cinema Group: As previously announced on January 23, 2017, AMC has entered into a definitive agreement to acquire Stockholm-based Nordic Cinema Group Holding AB (“Nordic”), the largest theatre exhibitor in seven countries in Scandinavia, and the Nordic and Baltic regions. Nordic operates 68 theatres and has a substantial minority interest (approximately a 50% ownership) in another 50 associated theatres to which Nordic provides a variety of shared services. Nordic’s theatres hold the #1 market share in Sweden, Finland, Estonia, Latvia and Lithuania. Nordic currently is number two in market share in Norway, and with a new theatre currently under construction in Norway and scheduled to open next year, is expected to increase market share in Norway to number one as well. Nordic also has theatres in Denmark. AMC is purchasing Nordic

(1)  These items are non-GAAP financial measures.  Reconciliations and definitions of non-GAAP financial measures are provided in the financial schedules accompanying this press release.

from European private equity firm Bridgepoint and Swedish media group Bonnier Holding in an all-cash transaction valued at SEK 8,250 million ($929 million USD)(2).

The transaction is conditional upon antitrust clearance by the European Commission, which is expected to be completed before June 30, 2017.

Recent Equity Offering

In connection with the acquisitions of Odeon/UCI and Carmike, and the planned acquisition of Nordic, in February 2017 AMC raised more than $640 million of additional equity through the sale of 20,330,874 shares of the Company’s Class A common stock, par value $0.01 per share, at $31.50 per share.

The net proceeds of the offering were approximately $618.0 million after deducting underwriting commissions and before deducting estimated offering expenses. AMC used the net proceeds from this offering to repay $350 million principal amount of outstanding bridge loans incurred in connection with its completed acquisition of Carmike Cinemas, Inc. and intends to use the remaining proceeds to finance a portion of the previously announced acquisition of Nordic. If the Nordic acquisition is not consummated, AMC will use the net proceeds from the offering for general corporate purposes.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CT/5:00 p.m. ET on Tuesday, February 28, 2017. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the U.S., in Europe and throughout the world with 906 theatres and 10,558 screens across the globe, prior to factoring in the anticipated Nordic acquisition. AMC has propelled innovation in the exhibition industry by: deploying more plush power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty program, web site and smart phone apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States’ top markets, having the #1 or #2 market share positions in 22 of the 25 largest metropolitan

(2)  SEK amounts have been converted to U.S. dollars at a rate of SEK 8.879 = U.S. $1.00, which was the exchange rate on 1/20/17 areas of the United States, including the #1 position in the top three markets (NY, LA, Chicago). Through its Odeon subsidiary, and again prior to the anticipated Nordic acquisition, AMC operates in seven European countries and is the #1 theatre chain in the UK & Ireland, Italy and Spain. www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com.  We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Similarly, statements made herein and elsewhere regarding the anticipated acquisition of Nordic are also forward-looking statements, including management’s statements about the effect of the acquisition on AMC’s future business, operations and financial performance, AMC’s ability to successfully integrate the acquisition into its operations, the anticipated closing date of the Nordic acquisition, and the source and structure of financing for the Nordic acquisition. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release windows; international economic, political and other risks; AMC’s significant indebtedness;  limitations on the availability of capital;  AMC’s inability to achieve the expected benefits and performance from its recent acquisitions; AMC’s ability to comply with, and compliance with, a settlement it entered into with the U.S. Department of Justice pursuant to which it agreed to divest theatres and divest holdings in National CineMedia, LLC; the failure to obtain the necessary financing arrangements as set forth in the debt commitment letters entered in connection with the Nordic Acquisition, or the failure of the Nordic Acquisition to close for any other reason, including the failure to receive regulatory approval; AMC’s ability to refinance its indebtedness on favorable terms; delays and unanticipated costs related to AMC optimizing its circuit through construction and the transformation of its existing theatres;  failures, unavailability or security breaches of AMC’s information systems; impairment losses and theatre and other closure charges; AMC’s ability to utilize net operating loss carryforwards to reduce its future tax liability; review by antitrust authorities in connection with acquisition opportunities; unexpected costs or unknown liabilities relating to recently completed acquisitions; the incurrence of legal liability; general political, social and economic conditions and risks, trends, uncertainties and other facts discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein.

Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in AMC’s Annual Report on Form 10-K, filed with the SEC on March 8, 2016, and Forms 10-Q filed August 1, 2016 and November 9, 2016, and the risks identified in the Form 8-K filed October 24, 2016, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Fiscal Periods Ended 12/31/16 and 12/31/15

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(revised)		(revised)
Revenues
Admissions	$588,891	$498,699	$2,049,428	$1,892,037
Food and beverage	282,506	242,282	1,019,093	910,086
Other theatre	54,699	42,876	167,325	144,777
Total revenues	926,096	783,857	3,235,846	2,946,900

Operating costs and expenses
Film exhibition costs	305,138	269,563	1,089,501	1,021,457
Food and beverage costs	40,153	33,174	142,167	128,569
Operating expense	259,563	207,545	873,456	795,722
Rent	136,156	119,018	505,463	467,822
General and administrative:
Merger, acquisition and transaction costs	32,782	808	47,895	3,398
Other	31,784	16,828	90,719	58,212
Depreciation and amortization	82,497	59,927	268,243	232,961
Impairment of long-lived assets	5,544	1,702	5,544	1,702
Operating costs and expenses	893,617	708,565	3,022,988	2,709,843

Operating income	32,479	75,292	212,858	237,057
Other expense (income):
Other expense (income)	(441)	1,411	(446)	10,684
Interest expense:
Corporate borrowings	36,297	23,379	110,731	96,857
Capital and financing lease obligations	4,365	2,241	10,806	9,231
Equity in earnings of non-consolidated entities	(19,575)	(15,595)	(47,718)	(37,131)
Investment income	(552)	(1,076)	(10,154)	(6,115)
Total other expense	20,094	10,360	63,219	73,526

Earnings before income taxes	12,385	64,932	149,639	163,531
Income tax provision (benefit)	(16,588)	23,315	37,972	59,675
Net earnings	$28,973	$41,617	$111,667	$103,856

Diluted earnings per share	$0.29	$0.42	$1.13	$1.06

Average shares outstanding diluted	100,839	98,147	98,872	98,029

Consolidated Balance Sheet Data (at period end):

(dollars in thousands)

(unaudited)

	As of	As of
	December 31,	December 31,
	2016	2015
	(as revised)
Cash and equivalents	$207,073	$211,250
Corporate borrowings	3,760,950	1,912,793
Other long-term liabilities	706,562	462,626
Capital and financing lease obligations	675,407	101,864
Stockholders’ equity	2,009,654	1,538,703
Total assets	8,641,841	5,088,317

Consolidated Other Data:

(in thousands, except operating data)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Consolidated
Net cash provided by operating activities	$220,321	$258,332	$431,655	$467,557
Capital expenditures	$(165,114)	$(117,849)	$(421,713)	$(333,423)
Screen additions	5	11	17	23
Screen acquisitions	5,175	370	5,201	410
Screen dispositions	—	14	38	14
Construction openings (closures), net	83	122	(48)	60
Average screens	6,516	4,988	5,592	4,933
Number of screens operated	10,558	5,426	10,558	5,426
Number of theatres operated	906	387	906	387
Screens per theatre	11.7	14.0	11.7	14.0
Attendance (in thousands)	62,009	51,028	215,145	196,902

Segment Other Data:

(in thousands, except per patron amounts)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Other operating data:
Attendance (patrons, in thousands):
U.S.	52,894	50,872	205,611	196,324
International	9,115	156	9,534	578
Consolidated	62,009	51,028	215,145	196,902

Average ticket price (in dollars):
U.S.	$9.74	$9.78	$9.59	$9.61
International	$8.08	$7.96	$8.04	$7.70
Consolidated	$9.50	$9.77	$9.53	$9.61

Food and beverage revenues per patron (in dollars):
U.S.	$4.84	$4.75	$4.82	$4.63
International	$2.93	$3.38	$2.94	$3.34
Consolidated	$4.56	$4.75	$4.74	$4.62

Average Screen Count (month end average):
U.S.	5,611	4,972	5,350	4,917
International	905	16	242	16
Consolidated	6,516	4,988	5,592	4,933

Segment Information

(unaudited, in thousands)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues
U.S.	$812,004	$781,949	$3,116,983	$2,940,012
International	114,092	1,908	118,863	6,888
Consolidated	$926,096	$783,857	$3,235,846	$2,946,900

Adjusted EBITDA	(as revised)		(as revised)
U.S.	$153,049	$154,218	$573,618	$536,811
International	28,550	(171)	28,412	(357)
Consolidated	$181,599	$154,047	$602,030	$536,454

Capital Expenditures
U.S.	$156,153	$117,849	$412,752	$333,423
International	8,961	—	8,961	—
Consolidated	$165,114	$117,849	$421,713	$333,423

Reconciliation of Adjusted EBITDA:

(dollars in thousands)

(unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(as revised)		(as revised)
Net Earnings	$28,973	$41,617	$111,667	$103,856
Plus:
Income tax provision (benefit)	(16,588)	23,315	37,972	59,675
Interest expense	40,662	25,620	121,537	106,088
Depreciation and amortization	82,497	59,927	268,243	232,961
Impairment of long-lived assets	5,544	1,702	5,544	1,702
Certain operating expenses (2)	7,105	5,460	20,117	16,773
Equity in earnings of non-consolidated entities	(19,575)	(15,595)	(47,718)	(37,131)
Cash distributions from non-consolidated entities	18,380	9,755	40,052	34,083
Investment (income) loss	(552)	(1,076)	(10,154)	(6,115)
Other expense (3)	37	1,411	32	10,684
General and administrative expense-unallocated:
Merger, acquisition and transaction costs (4)	32,782	808	47,895	3,398
Stock-based compensation expense (5)	2,334	1,103	6,843	10,480
Adjusted EBITDA (1)	$181,599	$154,047	$602,030	$536,454

(1)         We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings plus (i) income tax provision, (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include any cash distributions of earnings from our equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to net earnings as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

•                  does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

•                  does not reflect changes in, or cash requirements for, our working capital needs;

•                  does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

•                  excludes income tax payments that represent a reduction in cash available to us; and

•                  does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

(2)         Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature, include components of interest cost for the time value of money or are non-operating in nature.

(3)         Other expense for the prior year quarter and prior year related to the cash tender offer and redemption of the 9.75% Senior Subordinated Notes due 2020 and Term Loan due 2022. We exclude other expense and income related to financing activities as the amounts are similar to interest expense or income and are non-operating in nature.

(4)         Merger, acquisition and transaction costs are excluded as it is non-operating in nature.

(5)         Non-cash or non-recurring expense included in General and Administrative: Other

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